WAYNE HUMMER ASSET MANAGEMENT COMPANY, LLC

222 S. Riverside Plaza, Suite 2800

Chicago, IL 60606

May 29, 2009

Northern Lights Fund Trust

c/o Andrew Rogers, President

450 Wireless Blvd

Hauppauge, NY 11788

Re: Advisory Fee Waivers for Wayne Hummer Large Cap Core Fund

Dear Mr. Rogers:

As you are aware, Wayne Hummer Asset Management Company LLC (the “Adviser”) has contractually agreed to waive a portion of its advisory fees for the benefit of the Wayne Hummer Large Cap Core Fund (the “Fund”).  The Adviser hereby agrees, as of the date hereof, to waive or limit its management fees so that such fees, on an annual basis, do not exceed 0.55% of the Fund’s average daily net assets. This Agreement shall become effective on the date first above written and shall remain in effect until at least July 31, 2010.

Sincerely, /s/ Dan Cardell Dan Cardell President Wayne Hummer Asset Management Company, LLC	Approved and accepted on behalf of the Fund, /s/ Andrew Rogers Andrew Rogers President Northern Lights Fund Trust